Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cantor Fitzgerald Income Trust, Inc., formerly known as Rodin Global Property Trust, Inc., for the registration of $50,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2020, with respect to the consolidated financial statements of Cantor Fitzgerald Income Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 10, 2020